Exhibit 10.87

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 18th day of May, 2007 (the “Effective Date”), by and between FSP ROYAL RIDGE CORP., a Delaware corporation (“Seller”) and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Buyer”). CHICAGO TITLE INSURANCE COMPANY (the “Escrow Agent”) joins in this Agreement for the limited purposes set forth in Section 15.

BACKGROUND

A. This Agreement is made with reference to the following real and personal property (collectively, the “Property”):

(1) All that land which is located in Fulton County, Georgia and described in Exhibit A hereto, together with all easements, rights and privileges appurtenant thereto (the “Land”);

(2) The office building (the “Building”), together with all other improvements, structures, fixtures and parking areas located on the Land and appurtenant thereto (the Building and such improvements, structures, fixtures and parking areas being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

(3) All of Seller’s interest as “landlord” under the tenant leases relating to the Improvements, and other occupancy agreements with tenants occupying or using all or any portion of the Real Property together with all amendments thereto (collectively, the “Leases”), and any guaranties applicable thereto and all security deposits, letters of credit, advance rental, or like payments held by Seller (collectively, the “Security Deposits”), if any, held by Seller in connection with the Leases, being the leases referred to on the list attached hereto as Exhibit B but not any subleases or licenses claiming by or through such Leases;

(4) All of Seller’s right, title and interest in all fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, located within the Real Property but not any MRI accounting software or related items (the “Personalty”);

(5) All of Seller’s rights, title and interest, if any, in all intangible rights and property used or useful in connection with the foregoing but only if and to the extent assignable, including, without limitation, all development rights, contract rights, guarantees, licenses, plans, drawings, permits and warranties and in and to any service marks, logos or any trade names but not including any reference to “FSP” (the “Intangible Property”); and

(6) All of Seller’s interest in the service contracts (the “Contracts”) described on the attached Exhibit C, to the extent Buyer elects to assume the same in accordance with the provisions of Section 6.4 below.

B. Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the Purchase Price (hereinafter defined) and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

1. Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price, and on and subject to the other terms and conditions set forth in this Agreement.

2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Thirty Three Million and 00/100 Dollars ($33,000,000.00) (subject to the adjustments and prorations provided for under this Agreement), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1 Initial Deposit. Within three (3) business days following the Effective Date of this Agreement, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow in a federally insured interest bearing account in the name of Buyer with a financial institution approved by Seller and Buyer, a cash deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with any interest earned thereon, the “Initial Deposit”) as security for the performance of Buyer’s obligations under this Agreement.

2.2 Additional Deposit. Unless Buyer terminates this Agreement during the Inspection Period (hereinafter defined) or this Agreement is deemed terminated, Buyer shall, within three (3) business days after the expiration of the Inspection Period, deliver to Escrow Agent, in immediately available funds, to be held in escrow in the same account as the Initial Deposit, an additional cash deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with any interest earned thereon, the “Additional Deposit”) as further security for the performance of Buyer’s obligations under this Agreement. The Initial Deposit and the Additional Deposit, after the Additional Deposit is delivered to Escrow Agent, are referred to herein as the “Deposit.”

2.3 Failure to Make Deposit. Any failure of the Buyer to timely deliver the Initial Deposit or the Additional Deposit in accordance with the provisions of Sections 2.1 and 2.2 shall entitle Seller to terminate this Agreement at any time by giving written notice to Buyer at any time before the applicable Deposit is actually made. Time is of the essence with respect to the delivery of the Deposit.

2.4 Independent Contract Consideration. Seller and Buyer hereby acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall be deemed the amount that has been bargained for and agreed to as consideration for the Inspection Period.

2.5 Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

2.6 Closing Disbursements. The delivery and recording of documents and the disbursement of funds shall be effectuated through the Escrow Agent at the Closing and pursuant to the closing instructions from the parties hereto, which closing instructions shall not modify or diminish the parties’ respective obligations hereunder.

3. Representations and Warranties of Seller. Subject to (i) all matters disclosed in any of the Leases or Contracts described on Exhibit B and Exhibit C hereof, (ii) any information of which Buyer obtains actual knowledge, and (iii) any notification from Seller to Buyer that any representation is incorrect (all such matters being referred herein as “Exception Matters”), Seller represents and warrants to Buyer as follows:

3.1. Authority. Seller is a Delaware corporation duly formed and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of Georgia and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized and constitutes the legal, valid and binding obligations of Seller.

3.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing.

3.3. Leases. To Seller’s actual knowledge, there are no leases or occupancy agreements currently in effect which affect the Property other than those listed on Exhibit B. Seller further represents and warrants that, except as set forth in Exhibit B, to the best of Seller’s actual knowledge, Seller has paid all agents’ and brokers’ commissions and fees incurred in connection with the Leases executed prior to the date hereof (but excluding any such commissions or fees attributable to extension, renewal or expansion options under such Leases exercised after the date of Closing).

3.4. No Condemnation. To Seller’s actual knowledge, Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property, nor, to Seller’s actual knowledge, is any such proceeding threatened or contemplated of which Seller has not received formal notice.

3.5. Contracts. To Seller’s actual knowledge, there are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Real Property or the Personalty, except for the Contracts set forth in Exhibit C, and, except for the Contracts, if any, Buyer elects to assume pursuant to the provisions of Section 6.4 hereof, there shall not be any Contracts or contracts or agreements of any type pertaining to the Property, the obligation or liability for which Buyer or the Property could be liable after the Closing except as disclosed on Exhibit C.

3.6. Compliance. To Seller’s actual knowledge, Seller has not received written notice from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

3.7. Litigation. To Seller’s actual knowledge, there is no action, suit or proceeding in court or arbitration which is pending or threatened against or affecting the Property or arising out of the ownership, management or operation of the Real Property.

3.8. FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.9. No Bankruptcy. There are no creditors’ attachments or executions, general assignments in collection of debts for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy which are pending against Seller or, to the best of Seller’s actual knowledge, against any of the tenants.

3.10. No Other Options. To Seller’s actual knowledge, other than this Agreement, the Property is not subject to any outstanding agreement(s) of sale or options, rights of first refusal or other rights of purchase.

3.11. Property Documents. To Seller’s actual knowledge, Seller has provided or made available to Buyer all third party reports in Seller’s possession or control relating to the physical condition of the Property.

3.12. Limitations Regarding Seller’s Representations and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s actual knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Leo H. Daley, Jr. in his capacity as Asset Manager and Vice President of FSP Property Management LLC, and not individually, without any obligation on such individual’s part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. If Buyer becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. If Buyer discovers that any of these representations and warranties are inaccurate in any material respect prior to the Closing, Buyer’s sole and exclusive remedy, waiving all other remedies, shall be either to (i) terminate this Agreement by giving notice to Seller prior to the Date of Closing or (ii) waive such representation and warranty in its entirety and proceed to the Closing. If Buyer terminates this Agreement under this Section 3.12, the Deposit shall be returned to Buyer and the parties shall have no further rights, liabilities or obligations under this Agreement. If Buyer does not discover that any express representation or warranty set forth in this Section 3.12 has been breached by Seller until after Closing, Buyer shall have the right to pursue Seller for damages, subject, however to the limitation on the liability of Seller set forth in this Agreement.

4. Conditions Precedent to Buyer’s Obligations. All of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

4.1. Property Approval Notice. The Property Approval Notice will have been delivered to Seller and there shall be no title matters adversely affecting the Property other than Permitted Exceptions (as defined below).

4.2. Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct (without qualification with regard to Exception Matters) in all material respects when made, and shall be true and correct (without qualification with regard to Exception Matters) in all material respects on the date of Closing with the same effect as if made on and as of such date.

4.3. Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

4.4. Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and/or Escrow Agent and shall be in form and substance consistent with the requirements herein.

4.5. No Material Changes. As of the Closing Date, there shall have been no material adverse changes since the expiration of the Inspection Period in the physical condition of the Property or the operating condition of any building systems or equipment serving the Property.

4.6. Inspection Period; Access; Purchase “As Is”.

4.6.1. To the extent in the Seller’s possession, Seller has previously delivered, or on the Effective Date shall deliver to Buyer, or make available to Buyer at the offices of the Seller or its property management company, all of the following to the extent in Seller’s possession or control (such items collectively hereafter referred to as the “Property Materials”): (1) the Leases, files, including landlord and tenant correspondence and all pending leases, lease proposals and letters of intent under negotiation between landlord and prospective tenants; (2) the Contracts; (3) all existing title materials and surveys relating to the Property; (4) real estate tax bills for the Property for the current and previous three (3) years; (5) all existing soils reports, engineering reports and environmental reports relating to the Property; (6) utility bills for the Property for the last twelve (12) months preceding the date hereof; (7) 2004, 2005, and 2006 year-end operating statements and 2007 year-to-date operating statements; (8) current rent rolls and all information relating to rent steps, CPI increases and base year expense stops (the “Rent Roll”); (9) current aging and delinquency reports, if any, and other income and rental concessions regarding the operations of the Property; (10) copies of any and all notices from governmental authorities or insurance carriers asserting noncompliance with zoning, environmental or other laws, or any insurance requirements regarding the ownership, development, construction, leasing, management or operation of the Property; (11) copies of all insurance policies relating to the Property (other than title insurance policies) or evidence of insurance coverage; (12) copies of all documents regarding litigation, liens or threatened claims; (13) copies of all permits, guarantees, licenses, plans, drawings and any certificates of occupancy with respect to the ownership, construction, use, possession and/or development of the Property; and (14) a list of all personal property existing owned or leased by Seller. Notwithstanding the foregoing, Seller shall not be required to provide any materials which are confidential, privileged or proprietary in nature, such as (but not limited to) internal memoranda and analyses, appraisals, financial projections, client and investor correspondence and other similar materials (the “Proprietary Materials”). Buyer hereby acknowledges and agrees that (a) Seller has not independently verified the accuracy of completeness of any of the Property Materials, (b) except as expressly provided in this Agreement, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the Property Materials, and (c) except as expressly provided in this Agreement, Seller shall have no liability to Buyer as a result of any inaccuracy or incompleteness of any of the Property Materials. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller, together with any additional documents, material or information regarding the Property, regardless of whether supplied by Seller, that Seller requests in writing from Buyer, provided that Seller is not in default under this Agreement, but subject to any confidentiality provisions set forth therein and with no representations as to the accuracy thereof.

4.6.2. During the period this Agreement is in effect and for sixty (60) days after the Closing Date, Buyer may, at its sole cost and expense, cause an independent accounting firm to prepare and deliver to Buyer (and Seller if requested by Seller in writing) an audit of the historical statement of revenues and direct operating expenses of the Property (the “Audit”) for the calendar years 2003, 2004, 2005, 2006 and 2007 (through the Closing Date). In connection with the Audit, Seller acknowledges and agrees that (i) the Audit may be included in any filing or filings, as the case may be, that Buyer (or any affiliate of Buyer) is required to file with the Securities and Exchange Commission, (ii) it will reasonably cooperate with Buyer and its independent accounting firm and (iii) if requested by Buyer in writing, it will consent to the retention of Seller’s independent accounting firm by Buyer (or any affiliate of Buyer) to prepare and deliver the Audit. The provisions of this Section 4.6.2 shall survive the Closing.

4.6.3. Buyer, its agents and representatives, shall be entitled to enter upon the Real Property from time to time (as coordinated through Seller’s property manager), including all leased areas, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller’s property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as Seller may reasonably require.

Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller’s operations at the Property or interfere with any tenant’s rights under its lease, and the scheduling of any inspections shall take into account the timing and availability of access to tenants’ premises, subject to tenants’ rights under the Leases or otherwise. If Buyer wishes to engage in any testing which is invasive, which will damage or disturb any portion of the Property, including performance of a Phase Two environmental assessment, which will involve sampling, or which will involve testing of subsurface soils or groundwater, Buyer shall obtain Seller’s prior consent thereto, which may be withheld by Seller in its sole and absolute subjective discretion. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom, except to the extent caused by the gross negligence or willful misconduct of Seller and provided, that notwithstanding anything to the contrary in this Section, such indemnification shall not apply to Buyer’s discovery of existing conditions at the Property. The foregoing indemnification shall survive Closing or the termination of this Agreement. As part of Buyer’s due diligence inspections, (a) Seller shall make available to Buyer for interviews regarding the Property, Seller’s personnel, agents and managers, provided Buyer acknowledges that such persons do not have the right to make representations or make commitments on behalf of Seller and (b) Buyer shall have the right to interview the tenants leasing space at the Property provided Buyer provides Seller with advance notice of such interviews. At Seller’s option, Seller may be present for any tenant interviews, including all phone interviews.

4.6.4. The term “Inspection Period,” as used herein, shall mean the period ending at 5:00 p.m. Eastern Time Zone (U.S.A.) on June 6, 2007. If any date on which the expiration of the Inspection Period would occur by operation of this Agreement is either a weekend day or a federal or state holiday, the expiration of the Inspection Period shall occur at 5:00 p.m. Eastern Time Zone (U.S.A.) on the next business day. During the Inspection Period, Buyer shall determine, in its sole and absolute discretion, whether the Property and all matters pertaining to the Property are satisfactory for Buyer’s purchase of the Property and all matters pertaining to the Property are satisfactory for Buyer’s purchase of the Property, which determination of satisfaction shall be deemed given only by delivering to Seller and Escrow Agent written notices of approval (“Property Approval Notice”). If Buyer does not deliver the Property Approval Notice to Seller prior to the expiration of the Inspection Period, or elects prior to the expiration of the Inspection Period to terminate this Agreement in its sole discretion by giving written notice of such election to Seller, the Deposit (including any earned interest) shall be immediately returned to Buyer. If requested by Seller in writing, Buyer shall deliver to Seller copies of all surveys, title commitments, engineering reports, environmental audits and other third party studies and reports generated by or for Buyer in connection with the Property, and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

4.6.5. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED IN CONNECTION WITH THE CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED IN CONNECTION WITH THE CLOSING. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 10.2, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S

OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 4.7.3 SHALL NOT APPLY TO, AND BUYER DOES NOT RELEASE SELLER FROM, (A) ANY DAMAGES, CLAIMS, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH A BREACH OF ANY COVENANT, REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, (B) SELLER’S FRAUD, OR (C) EXCEPT AS PROVIDED IN SECTION 4.7.4 BELOW, ANY CLAIMS OR ACTIONS BUYER MAY HAVE AGAINST SELLER THAT MAY ARISE FROM THIRD-PARTY CLAIMS ASSERTED AGAINST BUYER WITH RESPECT TO ACTIONS OR OCCURRENCES ARISING PRIOR TO CLOSING.

4.6.6. Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as defined below) in, on, above or beneath the Real Property or emanating therefrom, then the Buyer waives any rights it may have against Seller, except as otherwise expressly set forth in this Agreement, in connection therewith including, without limitation, under CERCLA (as defined below), and Buyer agrees that it shall not (i) implead the Seller, (ii) bring a contribution action or similar action against the Seller or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. The provisions of this Section 4.7.4 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantities concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder.

4.7. Title and Survey Matters. As soon as possible after the Effective Date, Buyer shall, at Buyer’s sole cost and expense, obtain a title report or commitment (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”) with respect to the Property (with copies of all instruments listed as exceptions to title) and Buyer shall provide or cause the Title Company to provide to Seller a copy of the Title Commitment and such instruments. In accordance with Section 4.6.1 above, Seller shall furnish to Buyer a copy of

Seller’s most recent existing survey of the Property. Buyer may elect, at Buyer’s sole cost and expense (subject to Section 8.2), to obtain an updated survey of the Property. Buyer shall have until the expiration of the Inspection Period to approve or disapprove matters disclosed thereby and to give written notice to Seller of any disapproval thereof, indicating in reasonable detail the nature and reasons for Buyer’s objection; and failure to give such notice of disapproval shall constitute Buyer’s approval of all such matters. In the event Buyer so notifies Seller of Buyer’s disapproval of the Title Commitment or survey matters, Seller may elect (but shall have no obligation whatsoever) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or five (5) business days after such matter is cured. Within five (5) business days after receiving Buyer’s notice (the “Seller’s Title Notice Period”), Seller shall notify Buyer if Seller intends to attempt to effectuate such cure; provided that Seller shall be obligated to remove, pay and/or satisfy prior at Closing any liens against the Property granted or caused by Seller. Notwithstanding the foregoing, Seller shall not be obligated to satisfy at closing any liens against the Property for a liquidated amount that are in excess of $50,000 other than a mortgage or other security agreement on the Property which shall be paid in full from the proceeds of the sale unless, with the consent of Buyer, the mortgage is assumed or transferred to Buyer. In the event that, prior to the expiration of the Seller’s Title Notice Period, Seller fails to give such notice of its intention to attempt to effectuate such cure, Buyer may, within five (5) business days after the expiration of the Seller’s Title Notice Period, terminate this Agreement by notice to Seller in which event the Deposit shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within five (5) business days after the expiration of the Seller’s Title Notice Period, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event Seller gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure (in a manner reasonably acceptable to Buyer) within the Title Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement prior to Closing, in which event the Deposit shall be returned to Buyer; provided if Buyer does not so terminate this Agreement prior to Closing, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, Buyer disapproves all monetary and financing liens and encumbrances other than liens for non-delinquent real property taxes (“Disapproved Liens”). All matters disclosed in the Title Commitment and the survey (excluding Disapproved Liens and any exception for mechanics’ liens) and not cured or removed as of the expiration of the Title Cure Period shall constitute “Permitted Exceptions”.

4.8. Tenant Estoppel Certificates. The obligation of Buyer to close the transaction contemplated hereby is subject to Buyer’s receipt of estoppel certificates in the form of Exhibit D attached hereto (an “Estoppel Certificate”), dated no more than thirty (30) calendar days prior to the Closing Date, from Virginia Surety Company, Inc. and Hagemeyer North America, Inc. (the “Estoppel Certificate Requirement”). Seller shall request, and shall use commercially reasonable efforts to obtain the executed Estoppel Certificates prior to the expiration of the Inspection Period, from each of the tenants at the Property, and promptly deliver to Buyer to the extent received. In addition, Seller shall use commercially reasonable efforts to obtain an Estoppel Certificate from Axis Reinsurance Company (“Axis”) but Buyer acknowledges that Seller has no direct contractual relationship with Axis and no right to require Axis to provide an Estoppel Certificate. Seller agrees to deliver Estoppel Certificates to each tenant and Axis within two business days after the date Buyer approves in writing the completed form of Estoppel Certificate for such tenant or Axis, as the case may be. An Estoppel Certificate shall be deemed to satisfy the Estoppel Certificate Requirement notwithstanding the respective tenant’s qualifying any statement or certification therein by a “best of knowledge” standard or similar provision, and shall be deemed not to satisfy the Estoppel Certificate Requirement if such Estoppel Certificate discloses the existence of any default under the Lease referenced therein and contains information that materially varies from (i) the terms of the Lease, (ii) the information contained in the Rent Roll or (iii) the information contained in the accounts receivable aging report for the Property provided to Buyer.

5. Failure of Conditions. In the event Seller shall not be able to convey title to the Property on the date of Closing in accordance with the provisions of this Agreement and to satisfy all conditions precedent to Closing set forth in Article 4 above, and Buyer has performed and is not in breach or default hereunder, then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing, of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit (together with interest thereon) shall be returned to Buyer.

6. Pre-Closing Matters.

6.1. Leasing Matters. From and after the Effective Date of this Agreement, Seller shall provide Buyer with copies of any (i) change in any Lease, (ii) renewals or extensions to the term of any Lease, or (iii) new Lease or cancellation or termination of any Lease. From and after the Effective Date, Seller shall not, without the written consent of Buyer, (i) effect any change in any Lease, (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted (without the requirement of Seller’s approval) pursuant to the terms of an existing Lease, or (iii) enter into any new Lease or cancel or terminate any Lease. When seeking consent to a new or modified Lease, Seller shall provide notice of the identity of the tenant, a term sheet or letter of intent containing material business terms (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) and whatever credit and background information with respect to such tenant as Seller customarily obtains in connection with similar leases of the Property. If such request for Buyer’s consent is made more than three (3) business days prior to the expiration of the Inspection Period, Buyer’s approval shall not be unreasonably withheld, conditioned or delayed; if such request is made after the expiration of the Inspection Period or three (3) business days or less prior to the expiration of the Inspection Period, Buyer may give or withhold such consent in its sole discretion. Prior to the three (3) business day period preceding the expiration of the Inspection Period, Buyer shall be deemed to have consented to any proposed Lease or Lease modification if it has not responded to Seller within five (5) business days after receipt of such information. Seller shall deliver to Buyer copies of executed versions of any such documents within three (3) business days after the full execution and delivery thereof.

6.2. Adjustment of New Leasing Expenses. From and after the Effective Date of this Agreement, any tenant improvement, costs or commissions under Leases entered into which, if necessary, are approved or deemed approved by Buyer in accordance with Section 6.1 shall be apportioned between Seller and Buyer as of the date of the Closing. Seller shall be responsible for the share of such costs attributable to the portion, if any, of the term of the Lease occurring prior to the Closing but after the commencement of the tenant’s obligation to pay rent under the Lease, and Buyer shall be responsible for the share of such costs (to the extent expressly disclosed in the applicable Lease, disclosed to Buyer in writing before the expiration of the Inspection Period or approved in writing by Buyer) attributable to the portion of the term of the Lease occurring after the Closing, with the cost of any tenant improvement, refurbishment or commission under said Leases being amortized over such rent-paying portion of the term of the Lease on a straight line basis. To the extent that said costs are the responsibility of Buyer, they shall be credited to Seller at Closing, if paid by Seller prior to Closing, or paid by Buyer, if due after Closing. To the extent that said costs are the responsibility of Seller, they shall be credited to Buyer at Closing, if not paid as of Closing, or paid by Seller prior to Closing.

6.3. Operation of Property. From and after the Effective Date of this Agreement, Seller shall operate, maintain and manage the Property in the same manner as Seller has in the past, including continuing repair and preventative maintenance and maintenance of adequate insurance with respect thereto.

6.4. Contracts. Buyer shall give notice to Seller on or before the expiration of the Inspection Period of the Contracts which are terminable but which Buyer elects to not continue after Closing, and Seller shall take such steps as are necessary to terminate such Contracts (to the extent terminable), with the Buyer being obligated to pay at Closing any termination fees or other charges resulting from such termination (to the extent expressly disclosed in the applicable Contract). All Contracts not so terminated (collectively, the “Assigned Contracts”) shall be assigned to and assumed by Buyer at Closing. Notwithstanding the foregoing, Seller shall, at its expense and by the time of Closing, terminate its contracts with Seller’s property management company. From and after the Effective Date of this Agreement, Seller shall provide Buyer with copies of any new Contracts. From and after the Effective Date, Seller shall not enter into any new Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed if such request is made more than three (3) business days prior to the expiration of the Inspection Period but which approval may be withheld in Buyer’s sole discretion if made three (3) business days or less before the expiration of the Inspection Period. Buyer shall be deemed to have consented to any proposed new Contract if requested more than three (3) business days prior to the expiration of the Inspection Period and if Buyer has not responded within three (3) business days after Seller’s request for consent thereto. Notwithstanding anything in this Agreement to the contrary, Seller shall not, without first obtaining Buyer’s consent, enter into any new, or modify any existing, contracts if the same would survive Closing.

6.5. No Marketing of Property. Seller shall not enter into any contract or other written agreement for sale of the Property with any other party.

6.6. No Liens on Property. Seller shall not voluntarily create any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Buyer.

6.7. Future Notices. Seller shall promptly deliver to Buyer any notices it may hereafter receive from time to time that, if not delivered to Buyer, would cause the representations and warranties set forth in Article 3 of this Agreement to be untrue if made after Seller’s receipt of such notices.

7. Closing; Deliveries.

7.1. Time of Closing. The Closing shall take place on the date (the “Closing Date”) that is fifteen (15) days after the expiration of the Inspection Period but in no event later than June 26, 2007, at the offices of the Escrow Agent, unless otherwise agreed to in writing by both Seller and Buyer. If any date on which the Closing would occur by operation of this Agreement is either a weekend day or a federal or state holiday, the Closing shall occur on the next business day. Notwithstanding the foregoing, Buyer shall have the right to move the Closing Date to a date that is earlier than June 26, 2007 provided (i) Buyer gives Seller at least seven (7) days advance written notice of such earlier Closing Date, and (ii) Buyer waives the Estoppel Certificate Requirement as to any Estoppel Certificates that have not been received or are unsatisfactory as of the date such written notice is given to Seller.

7.2. Seller Deliveries. At Closing, Seller shall deliver to Escrow Agent the following, each of which shall be in a form reasonably satisfactory to the parties hereto:

7.2.1. A limited warranty deed (the “Deed”) to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form attached hereto as Exhibit E, subject only to the Permitted Exceptions.

7.2.2. A bill of sale for the Personalty from Seller, substantially in the form attached hereto as Exhibit F, duly executed by Seller.

7.2.3. An assignment and assumption of Leases, Contracts and Security Deposits (the “Assignment and Assumption of Leases, Contracts and Security Deposits”) from Seller, substantially in the form attached hereto as Exhibit G, duly executed by Seller.

7.2.4. An assignment of the Intangible Property (the “Assignment of Intangible Property”) from Seller, substantially in the form attached hereto as Exhibit H, duly executed by Seller.

7.2.5. A notice to each tenant (the “Tenant Notice Letter”) from Seller advising of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing, substantially in the form attached hereto as Exhibit I, duly executed by Seller.

7.2.6. An owner’s affidavit sufficient for the Title Company to issue, without extra charge, the Title Policy together with evidence of authority of Seller and other affidavits and documents as the Title Company customarily requires in connection with the issuance of an owner’s policy of title insurance.

7.2.7. A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit J, duly executed by Seller.

7.2.8. A certification by Seller substantially in the form attached hereto as Exhibit K confirming whether all representations and warranties made by Seller in Article 3 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.2.9. Keys or combinations to all locks at the Property. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.9. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.10. Originals of the Leases and copies of lease files at the Real Property, and originals of any Assumed Contracts (except the Proprietary Materials). Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.10. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.11. An affidavit of Seller’s residence or an affidavit of gain, in each case in the form attached hereto as Exhibit L, as applicable to Seller. If Seller elects to deliver the affidavit of gain, Seller shall comply with the withholding requirements of O.C.G.A. Section 48-7-128.

7.2.12. A broker lien waiver acceptable to the title company executed by Broker together with any other affidavit in favor of the Title Company that is required or is customary under Georgia law regarding any broker or agent that may have represented Seller in connection with its purchase of the Property.

7.2.13. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.3. Buyer Deliveries. Provided all conditions precedent set forth in Section 4 hereof have been satisfied (or waived by Buyer in writing), at Closing, Buyer shall deliver to Escrow Agent the following:

7.3.1. In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.5 hereof (subject to the adjustments and prorations provided for in this Agreement).

7.3.2. A certification by Buyer substantially in the form attached hereto as Exhibit K confirming whether all representations and warranties made by Buyer in Article 16 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.3.3. The Assignment and Assumption of Leases, Contracts and Security Deposits, duly executed by Buyer.

7.3.4. Any affidavit in favor of the Title Company that is required or is customary under Georgia law regarding any broker or agent that may have represented Buyer in connection with its purchase of the Property.

7.3.5. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8. Apportionments; Taxes; Expenses.

8.1. Apportionments. Seller shall deliver to Buyer a draft settlement statement reflecting the proration of amounts relating to the Property on or before three (3) business days prior to Closing.

8.1.1. Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property (“Taxes”), all charges for water, electricity, sewer rental, gas, telephone and all other utilities (“Operating Expenses”), to the extent not paid directly by tenants, and all common area maintenance charges billed to tenants on an estimated basis (“CAM Charges”) shall be prorated on a per diem basis as of the date of Closing (based on the periods to which they relate and are applicable, and regardless of when payable). Buyer shall be entitled to all income and responsible for all expenses for the period beginning at 12:01 a.m. (Eastern Time Zone (U.S.A.) on the date of Closing, except as set forth herein. If any Taxes have not been finally assessed as of the date of Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted when and if final bills are issued. If any Operating Expenses or CAM Charges cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far, and shall be re-adjusted when and if final bills are issued. Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general.

If Seller is presently prosecuting tax abatement proceedings for any prior tax years, after the Closing, Seller shall continue to be authorized to prosecute such proceedings, and shall be entitled to its pro rata share of any such abatement proceeds.

8.1.2. Rent. Except for delinquent rent, all rent received under the Leases shall be prorated to the date of Closing. Delinquent rent shall not be prorated but shall remain the property of Seller. Payments received from tenants from and after the date of Closing shall be applied (i) first, to rents then due under the Leases for the current period but not yet paid, (ii) second, to delinquent rent arising after Closing, (iii) third, to rent for the month of Closing and prorated between Seller and Buyer; and (iv) fourth, to delinquent rent for the period prior to Closing. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller, and shall cooperate with Seller in the collection of any delinquent amounts, but shall not be required to terminate any Leases, evict any tenants or file suit on behalf of Seller or join in any such suit. Seller shall have no right to pursue any of its rights and remedies against tenants owing delinquent rent until the date which is six (6) months after the Closing Date. Seller acknowledges and agrees that in the event that Seller receives any rents or other amounts after the Closing Date, Seller will promptly remit Buyer’s share of all such amounts to Buyer. For purposes of this Section 8.1.2, “delinquent rent” shall mean any amount due and owing Seller before the Closing Date by tenants under the Leases which are unpaid on the Closing Date and more than thirty (30) days past due.

8.1.3. Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis as of the date of Closing.

8.1.4. Security Deposits. The Security Deposits (together with any accrued interest thereon as may be required by law or contract) shall be credited to Buyer as of the date of Closing, and to the extent Seller has any Security Deposits held in the form of a letter of credit, such letters of credit shall be assigned to Buyer as of Closing. With respect to any letters of credit held as Security Deposits under a Lease, Seller shall, prior to the Closing, at its sole cost and expense, prepare and place into escrow the original letters of credit and such documentation as may be necessary to effectuate the transfer of such letter of credit to Buyer so that Buyer is the named beneficiary thereunder. Unless and until the Agreement is terminated, Seller shall not apply any Security Deposits reflected in the Rent Roll to any obligations under the Leases.

8.1.5. Bankruptcy Distributions. Any portion of bankruptcy distributions (whether or not Seller has filed its proof of claim as of the date hereof) or payments from tenants pursuant to (i) settlement agreements (whether prepared by Seller’s in-house counsel or outside counsel), (ii) arrearage payment plans by letters signed by Seller or its agent, (iii) lease termination agreements, (iv) promissory notes, or (v) judgments (whether already obtained by Seller or which result from lawsuits or proceedings filed prior to the Closing) providing for the payment of specified sums, either in a lump sum or in installments, in all cases which are applicable to the time period prior to the date of Closing but payable after the date of Closing and actually received by Buyer, shall be payable to Seller upon receipt.

8.1.6. Correction of Prorations. In the event any prorations, apportionments, adjustments, or computation shall prove to be incorrect for any reason (including errors or omissions), then either party shall be entitled to an adjustment to correct the same within thirty (30) days after written notice to the other party, provided that all such adjustments shall be made, if at all, on or before a date which is one hundred fifty (150) days after the calendar year in which the Closing occurs.

8.1.7. Leasing Costs. Seller shall pay for all leasing costs that are owed by the landlord under existing Leases as of the Effective Date, except for any leasing costs that become payable because of modifications to existing Leases and/or exercises or waivers of rights granted under the existing Leases after the Closing Date, which costs shall be the obligation of Buyer to the extent such costs are expressly set forth in the Property Materials or Buyer otherwise agreed to pay such costs.

8.1.8. Capital Costs. Buyer shall be credited at Closing for the amount of all amounts which are unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited (but should have been credited) to Buyer at Closing.

8.1.9. Survival. The provisions of this Section 8.1 shall survive the Closing to the extent any monies may be payable pursuant to this Section 8.1 to either party subsequent to the transfer of title to the Property to Buyer. Any reimbursements payable by any tenant under the terms of any Lease affecting the Property as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall, to the extent not capable of being prorated at Closing, be prorated upon Buyer’s actual receipt of any such reimbursements, on the basis of the respective share of such costs or expenses paid by the Seller and the Buyer during the period in respect of which such reimbursements are payable; and Buyer agrees to pay to Seller, Seller’s pro rata portion of such reimbursements within thirty (30) days after Buyer’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty (30) days following Buyer’s demand therefor, pay to Buyer any amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. If, as of the Closing, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual expenses as of the Closing, Buyer shall receive a credit in the amount of such excess. It is agreed that adjustment billings to tenants for operating expenses, common area maintenance charges, taxes or insurance premiums for the accounting year in which the Closing occurs shall be billed by Buyer and shall be adjusted between Seller and Buyer based upon the respective percentages of the total related expenses paid by each of Buyer and Seller for such accounting year. To satisfy Buyer’s foregoing obligation to bill tenants for the full calendar year 2007, within thirty (30) days following Closing, Seller shall provide Buyer with general ledgers for calendar year 2007 through the Closing Date. Notwithstanding the foregoing, all adjustments and prorations shall become final and no further adjustments or prorations shall be done one hundred fifty (150) days following the end of calendar year 2007.

8.2. Closing Costs. Seller agrees to pay transfer taxes imposed upon recordation of the Deed for the Property. Buyer shall pay all title insurance premiums and costs (including costs of endorsements), all updated survey costs, the costs of its due diligence studies and reports, recording costs, and all costs and fees of the Escrow Agent. Seller and Buyer shall each pay the costs of its own counsel. All other closing costs shall be allocated between Seller and Buyer in accordance with the custom and practice for large commercial real estate transactions in Atlanta, Georgia.

9. Damage or Destruction; Condemnation; Insurance.

If at any time prior to the date of Closing there is damage or destruction to a material portion of the Property, or if all or any material portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then, at Buyer’s option, this

Agreement shall terminate, and the Deposit shall be promptly returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. For purposes of this Agreement, a “material portion” shall mean any one of the following: (a) the costs to repair any damage to the Property or the amount of any condemnation award is estimated to exceed One Million Six Hundred Fifty Thousand Dollars ($1,650,000), (b) access to or parking on the Property is adversely affected, (c) the condemnation and/or damage results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, or (d) the condemnation and/or damage entitles any tenant to terminate its Lease or abate rent.

Seller agrees to give Buyer notice of any casualty within seventy-two (72) hours after Seller obtains knowledge of any such event, and Buyer may terminate this Agreement (if and to the extent it has the right to do so under this Article 9) by delivering written notice to Seller within five (5) business days following the delivery of such notice. If there is any damage or destruction or condemnation or taking, regardless of whether it is material, and if Buyer elects not to terminate this Agreement (or is not entitled to terminate this Agreement) as therein provided, then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any costs of collection and any sums expended in restoration, and the Seller’s deductible, self-insured or uninsured amount, as the case may be, shall be a credit to Buyer against the Purchase Price. Seller shall bear all risk of loss prior to the Closing Date and shall continue to maintain its existing fire and extended coverage insurance until the Closing Date pursuant to Section 6.3 hereof.

10. Remedies.

10.1. Buyer Default. In the event Buyer breaches or fails, without legal excuse to complete the purchase of the Property when it is required to do so under this Agreement, then Seller shall, as its sole and exclusive remedy therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages.

10.2. Seller Default. In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property, Buyer may, as its sole remedy therefor, subject to the next paragraph of this Section 10.2, either (i) enforce specific performance of this Agreement against Seller, or (ii) terminate this Agreement and receive a return of the Deposit, plus reimbursement of out-of-pocket costs incurred by Buyer, not to exceed $50,000.

Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of Seller’s partners (or their constituent partners) or any director, officer, employee or shareholder of any of the foregoing. Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand Dollars ($25,000), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages, up to (but not exceeding) Five Hundred Thousand Dollars ($500,000) in the aggregate (which cap on liability shall not apply to a breach by Seller of its obligations under Sections 8 and 14 of this Agreement) excluding any liability or damages arising from Seller’s fraud or intentional misrepresentation, which shall not have such a liability limit, and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, except for such damages arising from Seller’s fraud or intentional misconduct. In the event of any material breach by Seller of any such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller’s breach, up to the applicable limits described hereunder, and shall in no event be liable for any indirect, consequential or punitive damages on account of Seller’s breach of any representation or warranty contained in this Agreement.

11. Confidentiality. Buyer agrees to keep confidential and not to use prior to the Closing, other than in connection with its determination whether to proceed with the purchase of the Property, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s consultants on a “need to know” basis (e.g., consultants, attorneys, capital sources, lenders, etc). In addition, prior to Closing, Buyer shall not issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by Seller (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Buyer and Seller shall be permitted to make such disclosures as are required by the law, including the securities laws and laws relating to financial reporting. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of Buyer’s breach of this Section 11. The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to the Property (a) to its lender, if any, (b) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (c) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Buyer, and (d) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

12. Possession. Possession of the Property shall be surrendered to Buyer at Closing, subject only to the rights of tenants under the Leases in the same condition as it is in now, reasonable wear and tear excepted.

13. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1. If to Seller:

c/o Franklin Street Properties Corp.

401 Edgewater Place, Suite 200

Wakefield, Massachusetts 01880-6210

Fax No.: (781) 246-2807

Attention: Jeffrey B. Carter

With a copy to:

Greenberg Traurig, LLP

2200 Ross Avenue, Suite 5200

Dallas, Texas 75201

Fax No.: (214) 665-5931

Attention: Ralph G. Santos, Esq.

If to Buyer:

KBS Capital Advisors LLC

1133 21st Street, NW, Suite 400

Washington, DC 20036

Fax No.: (202) 822-1230

Attention: Robin Burke

With a copy to:

Morgan, Lewis & Bockius LLP

5 Park Plaza, Suite 1750

Irvine, California 92614

Fax No.: (949) 399-7001

Attention: L. Bruce Fischer, Esquire

If to the Escrow Agent to:

Chicago Title Insurance Company

16969 Von Karman Avenue, Suite 200

Irvine, California 92606

Fax No.: 949.263.0356

Attention: Joy Eaton

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by facsimile transmission (provided that such facsimile transmission is confirmed by the sender by delivery service or by mail in the manner previously described within 24 hours after such transmission is sent). Any such notice or communication shall be effective when delivered or when delivery is refused.

14. Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than Chris Marshall and Ralph Smalley of Cushman & Wakefield to whom Seller shall pay a commission according to separate agreement. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15. Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

15.1. Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

15.2. Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.

15.3. Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

15.4. Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

15.5. Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

15.6. Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 10.1. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

15.7. Escrow Agent Authorized to Complete Blanks. If necessary, the Escrow Agent is authorized to insert the Closing Date in any blanks in the Closing documents.

15.8. Recordation and Delivery of Funds and Documents. When Buyer and Seller have satisfied their respective Closing obligations under Article 7 hereof and each of the conditions under Article 4 above have either been satisfied or waived, the Escrow Agent shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Buyer’s and Seller’s Closing instructions:

15.8.1. Prorations. Prorate and allocate all matters as described in Article 8 hereof;

15.8.2. Recording. Cause the Deed, and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Buyer’s and Seller’s Closing instructions;

15.8.3. Funds. Disburse funds deposited by Buyer with the Escrow Agent towards payment of all items chargeable to the account of Buyer pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

15.8.4. Document Delivery. Deliver originals and conformed copies of all documents to Seller and Buyer, as appropriate; and

15.8.5. Title Policy. Direct the Title Company to issue the Title Policy in the form of the Approved Title Commitment to Buyer.

16. Representations of Buyer. Buyer represents and warrants that:

16.1. Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and, at Closing, Buyer or its permitted assignee shall be qualified to transact business in the State of Georgia. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

16.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3. Source of Funds. Buyer has available to it unrestricted funds which it may use in its sole discretion to pay the full Purchase Price and otherwise comply with the provisions of this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Property.

17. Miscellaneous.

17.1. Assignability. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person except for a Permitted Transferee (as defined below) without first obtaining the prior written consent of Seller. No assignment or transfer by Buyer will release Buyer from its obligations under this Agreement prior to the Closing. Notwithstanding anything in this Agreement to the contrary, this Agreement may be assigned by Buyer to an affiliate of Buyer or a to-be-formed limited liability company of which Buyer is a member or manager, or to an entity that is a REIT (or that is wholly owned directly or indirectly by a REIT) for which Buyer or an affiliate of Buyer acts as the investment advisor (in each instance, a “Permitted Transferee”). If Buyer assigns this Agreement, the transferee shall not have the right to require the Estoppel Certificates or any other information provided by Seller under this Agreement recertified or reissued in the name of the transferee (other than the documents of conveyance to be executed by Seller at Closing).

17.2. Governing Law; Bind and Inure. This Agreement shall be governed by the law of the State of Georgia and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3. Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public land record. A violation of this prohibition shall constitute a material breach entitling the non-breaching party to terminate this Agreement.

17.4. Time of the Essence. Time is of the essence of this Agreement.

17.5. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7. Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

17.8. Survival. Each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations or warranties set forth herein must be commenced within six (6) months after the Closing or any claim based thereon shall be deemed irrevocably waived and further provided that any recourse sought under such suit or action shall be limited to the maximum aggregate amount of Five Hundred Thousand Dollars ($500,000) and no action may be taken with respect to any greater amounts or other assets of Seller. In furtherance of the foregoing, Seller hereby covenants and agrees that Seller will maintain a net worth of at least Five Hundred Thousand Dollars ($500,000) from the time of the Closing until the date that is six (6) months after the Closing (or, in the event that Buyer brings a valid claim against Seller within such six (6) month period, until such claim is dismissed, settled or adjudicated). However, this provision shall not be construed or interpreted as creating any such obligations or liabilities of Seller, which shall be determined by other provisions of this Agreement. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have merged into the Deed and shall not survive the Closing.

17.9. Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, concurrently with the Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.10. Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

17.11. Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.12. Tax Deferred Exchange. Buyer, at the written request of Seller, agrees to reasonably cooperate with Seller so that Seller may acquire substitute property in a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (the “Exchange Transaction”), provided that any such Exchange Transaction shall not extend the Closing Date. In order to implement such an Exchange Transaction, Seller may, upon written notice to Buyer, designate a third party to act as a qualified intermediary (as such phrase is defined in applicable Internal Revenue Service regulations) and to receive Seller’s proceeds from the sale of the Property hereunder, and Buyer agrees to perform its obligations under this Agreement as to any such qualified intermediary. Notwithstanding the foregoing, Buyer shall not be required to incur any additional cost or liability on account of any such Exchange Transaction nor shall Buyer be obligated to execute any documentation in connection with an Exchange Transaction other than a simple consent.

17.13. Attorneys’ Fees and Costs of Collection. If there is a prevailing party in any lawsuit, reference or arbitration arising out of or relating to this Agreement, such prevailing party shall be entitled to recover from the non-prevailing party or parties such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees in the action, reference or arbitration, in addition to costs and expenses otherwise allowed by law. As used in this Agreement, references to attorneys’ fees shall mean the expenses and fees of a party’s counsel billed at the standard rates established by such counsel, rather than a percentage of principal and interest as provided in O.C.G.A. Section 13-1-11(a)(2).

17.14. Exclusivity. So long as this Agreement is in full force and effect, Seller will not actively negotiate with third parties regarding the sale of the Property or enter into any “back-up” contracts to sell the Property.

17.15. Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is a legal holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to prevailing Eastern time, and (b) all time periods shall expire at 5:00 p.m., prevailing Eastern time.

[signatures appear on following pages]

IN WITNESS WHEREOF, the Seller has executed and delivered this Agreement as of the date first above written.

SELLER:

FSP ROYAL RIDGE CORP., a Delaware corporation

By:	/s/ Authorized Signatory
Name:
Title:

S-1

IN WITNESS WHEREOF, the Buyer has executed and delivered this Agreement as of the date first above written.

BUYER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

S-2

IN WITNESS WHEREOF, the Escrow Agent has executed and delivered this Agreement as of the 18th day of May, 2007.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Joy Eaton
Name:	Joy Eaton
Title: